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                                                                    EXHIBIT 3(b)

               AMENDMENT TO THE PRINCIPAL UNDERWRITING AGREEMENT


     This amendment, dated as of March ,   1997 (this "Amendment"), to a certain
Principal Underwriting Agreement effective on the 12th day of July, 1989 (the "Original Agreement"), is executed by and between LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana, on behalf of itself and SEPARATE ACCOUNT H OF THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Separate Account"), a separate account established by Lincoln National pursuant to the Indiana Insurance Code, and AMERICAN FUNDS DISTRIBUTORS, INC. ("AFD"), a corporation organized under the laws of the state of California (collectively, the "Parties").

                                  WITNESSETH:

     WHEREAS, the Original Agreement provides for AFD to serve as principal underwriter for certain variable annuity contracts defined more fully therein and marketed under the name "American Legacy II"; and

     WHEREAS, the Parties desire to restate in full the compensation schedule to the Original Agreement to reflect amendments to the schedule that the Parties have agreed upon from time to time; and

     WHEREAS, the Parties desire to extend the terms and conditions of the Original Agreement to cover a new class of variable annuity contracts proposed to be issued by Lincoln National through the Separate Account, which would provide for investment in Class 2 Shares of the American Variable Insurance Series (the "Series") and for which AFD would serve as principal underwriter and which would be marketed under the name "American Legacy III";

     NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions contained herein and in the Original Agreement, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lincoln National, the Separate Account and AFD hereby agree as follows:

     1. American Legacy II Compensation. Schedule A to the Original Agreement is hereby replaced by Schedule A-II attached to this Amendment, which restates in full the compensation agreed upon by the Parties for the American Legacy II Contracts, as modified from time to time by the Parties pursuant to Section 25 of the Original Agreement. All terms and conditions of the Original Agreement, except as Schedule A is amended hereby, are hereby ratified and confirmed with respect to the American Legacy II Contracts.

     2. American Legacy III Contracts. Lincoln National hereby authorizes AFD to serve as principal underwriter for the American Legacy III Contracts and, in such capacity, to form a selling group for the American Legacy III Contracts, and AFD accepts such authorization, subject to the same terms and conditions of the Original Agreement as apply to the American Legacy II Contracts as though set forth in full herein, except as provided otherwise in Section 3
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of this Amendment. For this purpose and subject to Section 3 of this Amendment, all references to "Contracts" in the Original Agreement, as amended hereby, shall include the American Legacy III Contracts; all references therein to "Member" shall include each broker-dealer joining the American Legacy III selling group; all references therein to "Registration Statement" for the Contracts shall include the Registration Statement of the Lincoln National Variable Annuity Account H as filed with the Commission on Form N-4 (SEC File No. 333-18419); and all references therein to "Series" shall include the Class 2 Shares of the Funds of the American Variable Insurance Series.

     3. Special Terms and Conditions for the American Legacy III Contracts. The following terms and conditions shall apply with respect to the American Legacy III Contracts.

     a. Effective Date. The duties, warranties, and other undertakings of the Parties under the Original Agreement shall not take effect with respect to American Legacy III Contracts until the initial registration statement for the American Legacy III Contracts has been declared effective by the Commission.

     b. Compensation. Compensation with respect to the American Legacy III Contracts shall be paid in accordance with Schedule A-III which is attached to, and hereby incorporated into this Amendment; provided, however, that Lincoln National shall not be obligated to pay servicing fees or trail commissions to Members in the event that Lincoln National has not received, or is no longer eligible to receive, payments to reimburse expenses under the plan of distribution adopted by the Class 2 Shares of the Series of the American Variable Insurance Series pursuant to rule 12b-1 under the Investment Company Act of 1940. Changes may be made to Schedule A-III from time to time in accordance with Section 25 of the Original Agreement governing changes to the Schedules.

     c. 12b-1 Plan. AFD shall take all necessary and appropriate actions to ensure that the plan of distribution adopted by the Class 2 Shares of the Funds of American Variable Insurance Series pursuant to rule 12b-1 under the Investment Company Act of 1940 is administered and operated in accordance with all applicable rules and regulations promulgated by the Commission which are either currently in effect or which may be adopted from time to time, and that such plan shall provide for reimbursement to Lincoln National of its expenses relating to sales and servicing of American Legacy III Contracts by Members.

     4. Counterparts. This Amendment may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts taken together shall constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed and attested as follows:


                                   The Lincoln National Life Insurance Company on behalf of itself and Separate Account H of the Lincoln National Life Insurance Company




Attest:                            By:




Attest:                            American Funds Distributors:



                                   By: